Exhibit 99.1


            Tier Reports Fiscal Third Quarter 2003 Results


    WALNUT CREEK, Calif.--(BUSINESS WIRE)--Aug. 1, 2003--Tier Technologies, Inc. (Nasdaq: TIER) a leading consulting firm providing technology, business processing, and outsourced solutions for clients in the state and local government, healthcare, insurance, and utility vertical markets today announced results for the fiscal third quarter ended June 30, 2003.
    Revenues for the fiscal 2003 third quarter were $45.5 million, an increase of 73% as compared with $26.3 million in the same period a year ago and an increase of 37% compared with $33.2 million in the fiscal 2003 second quarter.
    Total cash and investments at June 30, 2003 totaled $69.0 million. During the fiscal 2003 third quarter, Tier once again generated strong cash flow from operations of $4.5 million as compared to $3.3 million in the same period a year ago and $4.4 million in the fiscal 2003 second quarter.

    GAAP Results

    U.S. generally accepted accounting principles (GAAP) net income in the fiscal 2003 third quarter was $2.1 million compared with $2.4 million in the same period a year ago and $1.6 million in the fiscal 2003 second quarter. U.S. GAAP earnings per diluted share were $0.11 in the fiscal 2003 third quarter as compared to $0.12 in the same period a year ago and $0.08 in the fiscal 2003 second quarter.

    Non-GAAP Results

    Tier also provides certain other non-GAAP financial information to allow a more detailed analysis of the financial results and operations. Pro forma earnings per diluted share for the fiscal 2003 third quarter were $0.17, unchanged from the same period a year ago and $0.13 in the fiscal 2003 second quarter. The difference between GAAP and pro forma earnings per diluted share relates to the exclusion of certain depreciation, amortization, business combination charges, and other charges equal to $0.06 in the fiscal 2003 third quarter and $0.05 in the same period in fiscal 2002 as well as the fiscal 2003 second quarter. Additionally, Tier had approximately $3.64 per share in cash and cash equivalents as of June 30, 2003. A reconciliation of pro forma net income to GAAP after-tax income from continuing operations is included with the financial statements contained in this press release.

    Fiscal Third Quarter 2003

    "Pro forma earnings per diluted share were impacted by three specific issues that caused a deviation from prior guidance," stated Jeffrey A. McCandless, who became Tier's Senior Vice President and Chief Financial Officer in July 2003. "The first situation involved incurring unexpected, additional project costs and expenses on a large systems integration project equal to $0.02 per diluted share that also caused a delay in recognizing revenue on the project in the third fiscal quarter. The second situation involved incurring start-up costs relating to the operations of the Illinois child support payment processing center equal to $0.01 per diluted share with associated revenue not recognized until operations began in our fiscal 2003 fourth quarter. In addition to these items, GAAP diluted earnings per share were impacted by $0.01 relating to professional service costs associated with document production pursuant to the subpoena we disclosed in June 2003."
    James L. Bildner, Tier's Chairman, stated, "While we are disappointed with the operating results of the quarter, we believe that our core state and local government markets have stabilized. Our underlying business continues to generate strong cash flows and we made significant improvement in lowering other operating metrics such as our Days Sales Outstanding to their lowest level in several quarters. Official Payment Corporation's (OPC) performance continues to exceed our expectations when we first acquired OPC. Equally important, we fulfilled the commitment we made last quarter with the appointment of Jeff McCandless as our new Chief Financial Officer. Jeff adds tremendous strength to our management team.
    "With Jeff on board and his transition as CFO in place, I can turn to my own transition. This summer marks the end of the three-year commitment I made in 2000 to serve as CEO," Mr. Bildner said. "I am pleased to announce on behalf of the entire Board that Jim Weaver, the Company's President and Chief Operating Officer, will succeed me as Chief Executive Officer, effective August 31, 2003, when my current commitment ends. Jim and I will be working closely together to complete this transition over the next several weeks and months. I will remain with Tier as Chairman of the Board following my resignation as Chief Executive Officer and look forward to supporting Jim and the Company as we move ahead."
    "In the fiscal third quarter of 2003, 61% of Tier's revenue was derived from transaction-based services which provide a recurring revenue base that has good visibility and predictability," stated James R. Weaver, Tier's President and Chief Operating Officer. "We are confident that we can succeed and grow this business. We have recently undertaken a strategic review of our organization and are identifying areas in which we can realign our business model, increase the predictability of our business and seize the opportunities in front of us. As part of this, we have created the new position of Senior Vice President of Strategic Business Development, who will help drive business opportunities across many of our business units, and the creation of a Quality Assurance function in our systems integration unit. Both of these steps should create immediate tangible results in our performance."

    Financial Outlook

    As noted above, Tier's transaction-based businesses have continued to perform well. However, significant budget pressures at the state and local government levels have resulted in reduced spending, increased downward pressure on pricing and margins and project delays, cutbacks or postponements in new contract awards, particularly in the discretionary government spending areas. In addition, as noted above, Tier experienced unexpected, additional project costs and expenses on a large systems integration project in the third quarter. Should this delay continue in the future, revenues and costs associated with this project could vary. The commercial business sector continues to exhibit weakness consistent with overall domestic IT spending.
    Taking all of these factors under consideration, Tier expects revenue in the fiscal fourth quarter to be in the range of $31.0 to $32.5 million. GAAP earnings per diluted share for the fiscal fourth quarter are expected to be in the range of $0.02 to $0.03. Pro forma earnings per diluted share for the fiscal fourth quarter is expected to be in the range of $0.09 to $0.10. The difference between GAAP and pro forma earnings per diluted share relate to the exclusion of certain depreciation, amortization, and business combination charges equal to $.05 per diluted share. Additionally, in the fourth quarter we anticipate $.02 per diluted share, excluding any insurance reimbursements, in additional other charges in connection with our compliance with the document production pursuant to the subpoena.

    Conference Call

    Tier will host a conference call on Friday, August 1, 2003 at 9:00 a.m. (Eastern) to discuss quarterly results, management and organizational topics, market conditions and the financial outlook for the fiscal fourth quarter. To access the conference call, please dial
(303) 262-2130. The conference call will also be broadcast live via the Internet at www.Tier.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the live broadcast, a replay will be available on the website at www.Tier.com or by calling (303) 590-3000 and entering 544941# from 2 hours after the end of the call until 11:59 p.m. (Eastern) Friday, August 8, 2003.

    About Tier

    Tier is a vertically-focused consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government, healthcare, insurance and utilities markets. Tier brings specific industry knowledge, proven delivery capability and proprietary applications to its client relationships. The combination of domain expertise and technical capability allow Tier to provide solutions that link increased operating efficiencies with systems and technology improvements. Tier serves Fortune 1000 companies and government entities and is included in the Russell 3000(R) Index issued by Frank Russell Company and was ranked by Forbes Magazine as one of the "200 Best Small Companies" in America in 2002.

    Non-GAAP Financial Information

    To supplement its consolidated financial statements presented in accordance with GAAP, Tier uses non-GAAP measures of gross profit, income from operations, net income and earnings per diluted share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP measures, which are referred to as pro forma in this release, are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Tier uses these non-GAAP financial measures to evaluate and manage the Company's operations. Tier is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Since Tier has historically reported non-GAAP results to the investment community, the Company also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. Each non-GAAP financial measure included in this press release has been reconciled to the most comparable GAAP financial measure.

    Forward Looking Statements

    Statements made in this press release, including statements regarding our guidance for the fourth quarter and all future periods, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from such statements due to various factors, including the impact of budget shortfalls in the federal, state and local government sectors; variations in the timing, initiation or completion of client assignments; unanticipated costs incurred in fixed-price or transaction-based projects; costs of compliance with document production pursuant to the grand jury subpoena; failure to obtain contract renewals or extensions; termination of projects by clients; loss of funding by clients; revisions to mandated statutes, including changes to the timing of required compliance; failure to achieve anticipated gross margin levels with respect to individual contracts; failure by end consumers to make payments with credit cards through Official Payments; reliance on software technology providers and subcontractors to satisfactorily complete client engagements; unanticipated claims as a result of project performance; the Company's ability to recruit, train and retain consultants and key personnel; and other risk factors, including those listed from time to time in the Company's filings and reports with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2002 and most recent Quarterly Report on Form 10-Q.

                     (Financial tables to follow)



                        TIER TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in accordance with US GAAP)
                 (in thousands, except per share data)
                              (unaudited)

                  Three Months Ended         Nine Months Ended
                       June 30,                   June 30,
                  -------------------       ---------------------
                    2003       2002            2003        2002
                  --------   --------       ---------   ---------

Net revenues      $45,526    $26,330        $110,949     $71,404
Cost of revenues
 (includes depreciation
 and amortization
 of $607 and $1,800
 for the three and nine
 months ended June 30,
 2003, respectively,
 and $600 and $1,704
 for the three and
 nine months ended
 June 30, 2002,
 respectively)     32,677     15,930          74,770      42,751
                  --------   --------       ---------   ---------

Gross profit       12,849     10,400          36,179      28,653

Costs and expenses:
   Selling and
    marketing       1,974      1,360           5,750       3,997
   General and
    administrative  5,819      4,303          17,246      12,039
   Business
    combination
    integration       192          -             872           -
   Compensation
    charge related
    to business
    combination       167          -             167           -
   Other charges      260          -             260           -
   Depreciation
    and
    amortization    1,269      1,375(3)        4,079       4,096(3)
                  --------   --------       ---------   ---------
Income from
 continuing
 operations         3,168      3,362           7,805       8,521
Interest income
 (expense), net       263        472             956       1,103
                  --------   --------       ---------   ---------
Income from
 continuing
 operations before
 income taxes       3,431      3,834           8,761       9,624
Provision for
 income taxes       1,304      1,419           3,329       3,561
                  --------   --------       ---------   ---------

Income from
 continuing
 operations, net
 of income taxes    2,127      2,415           5,432       6,063
                  --------   --------       ---------   ---------

Discontinued operation:
  Loss from operations
   of discontinued
   operation, adjusted
   for applicable
   benefit for income
   taxes of $0 and $136
   for the three and
   nine months ended
   June 30, 2002,
   respectively         -          -               -      (1,273)
  Loss on disposal
   of discontinued
   operation, including
   income taxes of $0
   and $356 for the
   three and nine
   months ended June 30,
   2002, respectively,
   and provision of
   $719 for operating
   loss during the
   disposal period
   for the nine
   months ended
   June 30, 2002        -          -               -     (15,085)
                  --------   --------       ---------   ---------
Loss from
 discontinued
 operation, net of
 income taxes           -          -               -     (16,358)
                  --------   --------       ---------   ---------

Net income (loss)  $2,127(1)  $2,415(1)       $5,432(2) $(10,295)(2)
                  ========   ========       =========   =========


Income from continuing
 operations, net of
 income taxes:
 Per basic share    $0.11      $0.13           $0.29       $0.36
                  ========   ========       =========   =========
  Per diluted
   share            $0.11      $0.12(3)        $0.28       $0.34(3)
                  ========   ========       =========   =========

Loss from discontinued
 operation, net
 of income taxes:
 Per basic share       $-         $-              $-      $(0.98)
                  ========   ========       =========   =========
  Per diluted
   share               $-         $-              $-      $(0.91)
                  ========   ========       =========   =========

Net income (loss):
  Per basic share   $0.11      $0.13           $0.29      $(0.62)
                  ========   ========       =========   =========
  Per diluted
   share            $0.11(1)   $0.12(1)(3)     $0.28(2)  $(0.57)(2)(3)
                  ========   ========       =========   =========

Shares used in
 computing basic
 net income (loss)
 per share         18,600     18,386          18,829      16,705
                  ========   ========       =========   =========
Shares used in
 computing diluted
 net income (loss)
 per share         18,821     19,367          19,343      17,944
                  ========   ========       =========   =========

Footnote (1) Pro forma net income and net income per diluted share excluding acquisition-related costs for the three months ended June 30, 2003 were $3.1 million and $0.17, respectively. Pro forma net income and net income per diluted share excluding acquisition-related costs for the three months ended June 30, 2002 were $3.2 million and $0.17, respectively. For further detail see attached Pro Forma Condensed Consolidated Statements of Operations.

Footnote (2) Pro forma net income and net income per diluted share excluding acquisition-related costs for the nine months ended June 30, 2003 were $8.2 million and $0.43, respectively. Pro forma net income and net income per diluted share excluding loss from discontinued operation and acquisition-related costs for the nine months ended June 30, 2002 were $8.1 million and $0.45, respectively. For further detail see attached Pro Forma Condensed Consolidated Statements of Operations.

Footnote (3) In accordance with Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," the Company ceased amortizing goodwill as of October 1, 2002. Depreciation and Amortization for the three and nine months ended June 30, 2002, includes goodwill amortization of $907 and $2,722, respectively. Excluding goodwill amortization for the three and nine months ended June 30, 2002, income from continuing operations, net of income taxes, was $0.15 and $0.43 per diluted share, respectively. Excluding goodwill amortization for the three months ended June 30, 2002, net income was $0.15 per diluted share and for the nine months ended June 30, 2002, net loss was $0.48 per diluted share.





                        TIER TECHNOLOGIES, INC.
       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)


                         Three Months Ended      Nine Months Ended
                              June 30,               June 30,
                         -------------------   --------------------
                           2003       2002        2003       2002
                         --------   --------   ---------   --------

Net revenues             $45,526    $26,330    $110,949    $71,404
Cost of revenues
 (includes depreciation
 and amortization of
 $382 and $1,125 for
 the three and nine
 months ended June 30,
 2003, respectively, and
 $375 and $1,362 for the
 three and nine months
 ended June 30, 2002,
 respectively)            32,452     15,705      74,095     42,409
                         --------   --------   ---------   --------

Gross profit              13,074     10,625      36,854     28,995

Costs and expenses:
   Selling and marketing   1,974      1,360       5,750      3,997
   General and
    administrative         5,819      4,303      17,246     12,039
   Depreciation and
    amortization             510        335       1,552      1,230
                         --------   --------   ---------   --------
Income from operations     4,771      4,627      12,306     11,729
Interest income
 (expense), net              263        472         956      1,103
                         --------   --------   ---------   --------
Income before income
 taxes                     5,034      5,099      13,262     12,832
Provision for income
 taxes                     1,913      1,887       5,039      4,748
                         --------   --------   ---------   --------

Net income                $3,121     $3,212      $8,223     $8,084
                         ========   ========   =========   ========

Diluted net income per
 share                     $0.17      $0.17       $0.43      $0.45
                         ========   ========   =========   ========

Shares used in computing
 diluted net income per
 share                    18,821     19,367      19,343     17,944
                         ========   ========   =========   ========




   Reconciliation of Condensed Consolidated Statements of Operations
                        to Pro Forma Condensed
                 Consolidated Statements of Operations
                            (in thousands)
                              (unaudited)

                         Three Months Ended      Nine Months Ended
                              June 30,               June 30,
                         -------------------   --------------------
                           2003       2002        2003       2002
                         --------   --------   ---------   --------


U.S. GAAP income from
 continuing operations,
 net of income taxes      $2,127     $2,415      $5,432     $6,063

   Amortization from
    continuing operations
    related to business
    combinations             984(1)   1,265(2)    3,203(1)   3,208(2)

   Business combination
    integration              192          -         872          -

   Compensation charge
    related to business
    combination              167          -         167          -

   Other charges             260          -         260          -

   Pro forma provision for
    income taxes resulting
    from above adjustments
    to U.S. GAAP income
    from continuing
    operations, net of
    income taxes            (609)      (468)     (1,710)    (1,187)
                         --------   --------   ---------   --------
Pro forma net income      $3,121     $3,212      $8,224     $8,084
                         ========   ========   =========   ========

Footnote (1) In the Pro Forma Condensed Consolidated Statements of Operations shown above, amortization related to business combinations of $225 and $675 are excluded from Cost of Revenues for the three and nine months ended June 30, 2003, respectively, and $759 and $2,528 are excluded from Depreciation and Amortization for the three and nine months ended June 30, 2003, respectively.

Footnote (2) In the Pro Forma Condensed Consolidated Statements of Operations shown above, amortization related to business combinations of $225 and $342 are excluded from Cost of Revenues for the three and nine months ended June 30, 2002, respectively, and $1,040 and $2,866 are excluded from Depreciation and Amortization for the three and nine months ended June 30, 2002, respectively.




                        TIER TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)

                                     Three Months      Nine Months
                                        Ended             Ended
                                       June 30,          June 30,
                                   ----------------- -----------------
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------

Operating activities
Income from continuing operations,
 net of income taxes                $2,127   $2,416   $5,432   $6,063
Adjustments to reconcile income
 from continuing operations, net
 of income taxes to net cash
 from continuing operations
 provided by operating
 activities:
   Depreciation and amortization     1,876    1,974    5,879    5,800
   Provision for doubtful accounts     138      145      185      357
   Tax benefit of stock options
    exercised                            4      487      200    4,293
   Forgiveness of notes receivable
    from employees                      13       11       40       47
   Change in operating assets and
    liabilities, net of effects of
    business combinations:
      Accounts receivable              963   (1,773)  (3,983)  (2,194)
      Prepaid expenses and
       other assets                   (956)    (448)      19   (1,352)
      Accounts payable and
       accrued liabilities           1,138      879     (393)    (554)
      Deferred income                 (824)    (381)    (219)    (904)
                                   -------- -------- -------- --------
Net cash from continuing operations
 provided by operating activities    4,479    3,310    7,160   11,556
                                   -------- -------- -------- --------

Investing activities
Purchase of equipment and software (416) (698) (1,417) (1,938) Notes and accrued interest
 receivable from related parties       (66)    (172)    (201)    (272)
Repayments on notes and accrued
 interest receivable from
 related parties                         1      125       15      398
Business combinations, net
 of cash acquired                   (2,055)  (2,711)  (3,016) (12,554)
Restricted cash                          -      (61)       -   (4,071)
Purchases of available-for-sale
 securities                         (5,505)  (7,294) (24,803) (46,205)
Sales of available-for-sale
 securities                              -        -    5,989        -
Maturities of available-for-sale
 securities                          1,898    5,945   17,431   10,443
Other assets                             -     (307)       -     (225)
                                   -------- -------- -------- --------
Net cash from continuing operations
 used in investing activities       (6,143)  (5,173)  (6,002) (54,424)
                                   -------- -------- -------- --------

Financing activities
Repayments under bank
 lines of credit                         -   (7,500)       -   (7,500)
Net proceeds from issuance of
 Class A and Class B common stock      372    1,465    1,400   85,943
Repurchase of Class B common stock       -        -   (6,665)       -
Payments on capital lease
 obligations and other
 financing arrangements                (68)    (441)    (412)  (1,173)
                                   -------- -------- -------- --------
Net cash from continuing operations
 provided by (used in) financing
 activities                            304   (6,476)  (5,677)  77,270
Effect of exchange rate
 changes on cash                        63     (202)     (83)     (80)
                                   -------- -------- -------- --------
Net cash provided by (used in)
 continuing operations              (1,297)  (8,541)  (4,602)  34,322
Net cash used in discontinued
 operation                               -      (70)       -   (1,471)
                                   -------- -------- -------- --------
Net increase (decrease) in cash
 and cash equivalents               (1,297)  (8,611)  (4,602)  32,851
Cash and cash equivalents at
 beginning of period                38,445   54,636   41,750   13,174
                                   -------- -------- -------- --------
Cash and cash equivalents at
 end of period                     $37,148  $46,025  $37,148  $46,025
                                   ======== ======== ======== ========

Supplemental disclosures of cash
 flow information
Cash paid during the period for:
   Interest                            $13      $64      $44     $267
                                   ======== ======== ======== ========
   Income taxes paid (refunded),
    net                               $287     $(11)  $2,680   $1,167
                                   ======== ======== ======== ========

Supplemental disclosures of non-
 cash transactions
Equipment acquired under capital
 lease obligations and other
 financing arrangements                 $-      $59      $68   $1,692
                                   ======== ======== ======== ========
Assumed liabilities related to
 business combinations                  $-       $-       $-   $2,951
                                   ======== ======== ======== ========
Class B common stock issued in
 business combinations                  $-   $1,821       $-   $2,604
                                   ======== ======== ======== ========
Conversion of Class A common
 stock to Class B common stock          $-       $-       $-      $98
                                   ======== ======== ======== ========




                        TIER TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                                   June 30,  Sept. 30,
                                                     2003      2002
                                                  --------- ---------
                      ASSETS
                      ------
Current assets:
   Cash and cash equivalents                       $37,148   $41,750
   Short-term investments                            9,119    18,571
   Accounts receivable, net                         35,906    32,686
   Other current assets                              7,781     7,908
                                                  --------- ---------
      Total current assets                          89,954   100,915

Long-term investments                               22,725    11,906
Equipment and software, net                          6,913     8,751
Goodwill and other acquired intangible
 assets, net                                        73,269    76,118
Other assets                                         4,267     3,429
                                                  --------- ---------
Total assets                                      $197,128  $201,119
                                                  ========= =========


       LIABILITIES AND SHAREHOLDERS' EQUITY
       ------------------------------------
Current liabilities:
   Borrowings                                         $189      $470
   Accounts payable and accrued expenses            18,698    22,766
   Other current liabilities                         5,158     4,987
                                                  --------- ---------
      Total current liabilities                     24,045    28,223
Long-term debt, less current portion                   227       288
Other liabilities                                    5,519     5,587

Total shareholders' equity                         167,337   167,021

                                                  --------- ---------
Total liabilities and shareholders' equity        $197,128  $201,119
                                                  ========= =========


    CONTACT: Tier Technologies, Inc.
             Chief Financial Officer
             Jeffrey A. McCandless, 617-737-1100 x303 or 925-941-2806
             or
             Vice President of Corporate Communications
             Tom Nutile, 617-737-1100 x314